     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998


                                                      REGISTRATION NO. 333-31161
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                HEARTPORT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                  94-3222307
 (State or Other Jurisdiction     (I.R.S. Employer
     of Incorporation or           Identification
        Organization)                  Number)

                              200 CHESAPEAKE DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (415) 306-7900
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               WESLEY D. STERMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                HEARTPORT, INC.
                              200 CHESAPEAKE DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (415) 306-7900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                             JAY K. HACHIGIAN, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 321-2400
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

           $86,250,000 7 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                        2,978,452 SHARES OF COMMON STOCK

    This Prospectus relates to $86,250,000 aggregate principal amount of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of Heartport, Inc. a Delaware Corporation ("Heartport" or the "Company"), and 2,978,452 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (all such shares of Common Stock collectively referred to herein as the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were initially acquired from the Company by Morgan, Stanley & Co. Incorporated, Goldman, Sachs & Co., and Cowen & Company (the "Initial Purchasers") in April and May, 1997 in connection with a private offering. See "Description of Notes."


    The Notes are convertible into Common Stock of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $28.958 per share, subject to adjustments in certain events. On April 22, 1998, the closing price of the Common Stock on the Nasdaq National Market was $11.125 per share. The Common Stock is traded under the symbol "HPRT."


    The Notes do not provide for a sinking fund. The Notes are redeemable at the option of the Company on at least 30 days notice, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest, except that no redemption may be made prior to May 4, 2000. Upon a Fundamental Change (as defined herein), each holder of Notes shall have the right, at the holder's option, to require the Company to redeem such holder's Notes at declining redemption prices, subject to adjustments in certain events as described herein, together with accrued interest. See "Description of Notes--Optional Redemption by the Company" and "--Redemption at Option of the Holder."

    The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Notes--Subordination of Notes."

    The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. For a description of certain income tax consequences to holders of the Notes, see "Certain Federal Income Tax Considerations." The Initial Purchasers have advised the Company that they intend to make a market in the Notes. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. No assurance can be given that any market for the Notes will develop or be maintained.

    The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to the holders of the Notes or the underlying Common Stock) in connection with the registration and sale of the Notes and the underlying Common Stock covered by this Prospectus.

    The Company will not receive any of the proceeds from sales of Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.
                            ------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS APRIL 23, 1998

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           2
THE COMPANY................................................................................................           4
RISK FACTORS...............................................................................................           4
USE OF PROCEEDS............................................................................................          14
DIVIDEND POLICY............................................................................................          15
RATIO OF EARNINGS TO FIXED CHARGES.........................................................................          15
DESCRIPTION OF NOTES.......................................................................................          15
DESCRIPTION OF CAPITAL STOCK...............................................................................          25
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................          30
SELLING SECURITYHOLDERS....................................................................................          33
PLAN OF DISTRIBUTION.......................................................................................          34
LEGAL MATTERS..............................................................................................          35
EXPERTS....................................................................................................          35


                            ------------------------


    Heartport and the Heartport logo are registered trademarks of the Company. Port-Access, EndoCPB, Endoaortic Clamp, Endovenous Drainage, Endoarterial Return, Endopulmonary Vent, and Endocoronary Sinus are trademarks of the Company. Port-Access Partnership is a service mark of the Company. All other trademarks or trade names referred to herein are the property of their respective owners.


                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's world wide web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The Company's Registration Statement on Form S-1 (File No. 333-1906) and the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Heartport, Inc., 200 Chesapeake Drive, Redwood City, CA 94063, (415) 306-7900.

                                  THE COMPANY

    Heartport, Inc. ("Heartport" or the "Company") has developed and is marketing proprietary systems and novel procedures that enable cardiac surgeons to perform a wide range of heart surgeries in a minimally invasive manner through small incisions, or "ports" between the ribs, without the need to crack open the chest as is required in conventional heart surgery. The Company was incorporated under the laws of California in May, 1991, and was reincorporated under the laws of Delaware in April, 1995. The Company's principal executive offices are located at 200 Chesapeake Drive, Redwood City, CA 94063. Its telephone number is (415) 306-7900.

    See "Risk Factors" for information that should be considered by prospective investors.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

EARLY STAGE OF UTILIZATION; NO ASSURANCE OF SAFETY AND EFFICACY


    The Company's EndoCPB System, Port-Access coronary artery bypass grafting ("CABG") System, and Port-Access mitral valve repair and replacement ("MVR") System and related devices are at an early stage of clinical utilization, and there can be no assurance as to their clinical safety and efficacy. Port-Access minimally invasive cardiac surgery has many of the risks of open-chest heart surgery, including bleeding from the wound or internal organs, irregular heartbeat, formation of blood clots and related complications, infection, heart attack, heart failure, stroke, and death. Port-Access minimally invasive cardiac surgery also has additional risks compared to open-chest surgery, including tearing or splitting of major blood vessels, damage to blood vessels in the groin, and groin pain. Although there can be no assurance in this regard, the Company believes, based on the limited clinical experience to date, that mortality and morbidity rates associated with Port-Access surgical procedures are comparable to mortality and morbidity rates experienced with conventional open-chest procedures. If, with further experience, any of the Company's systems do not prove to be safe and effective or if the Company is otherwise unable to commercialize them successfully, the Company's business, financial condition, and results of operations will be materially adversely affected and the Company's business could cease.


NO ASSURANCE OF MARKET ACCEPTANCE


    There can be no assurance that the Company's EndoCPB and Port-Access systems will gain any significant degree of market acceptance among physicians, patients, and health care payors. The Company believes that physicians' acceptance and healthcare payors' reimbursement of Port-Access procedures will be essential for market acceptance of its systems, and there can be no assurance that any such recommendations or approvals will be obtained. Physicians will not recommend Port-Access procedures unless they conclude, based on clinical data, ease of use, operative time and other factors, that Port-Access procedures are an attractive alternative to other treatments for cardiovascular disease. Most patients with cardiovascular disease first consult with a cardiologist, who may treat the patient with pharmaceuticals or non-surgical interventions such as percutaneous transluminal coronary angioplasty ("PTCA") and intravascular stents, or may refer the patient to a cardiac surgeon for open-chest surgery. Cardiologists may not recommend Port-Access procedures until such time, if any, as Port-Access procedures can be successfully demonstrated to be as safe and cost-effective as other accepted treatments. In addition, cardiac surgeons may elect not to recommend Port-Access procedures until such time, if any, as the efficacy of the Company's Port-Access procedures can be successfully demonstrated as compared to conventional, open-chest surgery methods, which have become widely adopted by cardiac surgeons since the initial use of such surgery in the mid-1950s. Even if the clinical efficacy of Port-Access procedures is established, cardiologists, cardiac surgeons, and other physicians may elect not to recommend the procedures for any number of other reasons. The Company believes that procedure volume by trained cardiac surgery teams has been negatively impacted by ease of use issues, the significant physician learning curve, and longer procedure times associated with Port-Access surgery. Although the Company has recently re-focused its training and sales efforts on addressing these issues, there can be no assurance that it will be successful in increasing procedure volume or that the products will obtain any significant degree of market acceptance. Failure of the Company to increase procedural volume by trained teams or failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.



FLUCTUATIONS IN OPERATING RESULTS



    Results of operations may vary significantly from quarter to quarter and year to year depending upon numerous factors, including the following: demand for the Company's products; the number of cardiac surgery teams trained in the use of the Company's systems and the number of procedures performed by those teams; the number of hospitals that begin using the Company's products; the ability of the Company to manufacture, test and deliver its products in commercial volumes; health care reform and reimbursement policies; delays associated with the FDA and other regulatory approval processes; changes in pricing policies by the Company or its competitors; the number, timing, and significance of product enhancements and new product announcements by the Company and its competitors; the ability of the Company to develop, introduce, and market new and enhanced versions of the Company's products on a timely basis; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product quality problems; personnel changes; and the level of international sales. In addition, the Company's operating results are affected by seasonality (principally during each fourth quarter due to fewer operating days and fewer elective cardiovascular surgeries scheduled over the holidays). Furthermore, the Company is continuing to develop its direct sales force. The timing of such development and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.



    Operating results have been and will continue to be difficult to forecast. Future revenue, if any, is also difficult to forecast because the market for minimally invasive cardiac surgery systems is rapidly evolving, because of the inherent risks associated with new medical device technology, and due to the uncertainty as to whether the Company's efforts to increase procedure volume by trained cardiac surgery teams will be successful. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Failure by the Company, for any reason, to increase revenue from sales of its products would have a material adverse effect on the Company's business, operating results, and financial condition. Due to the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.



CUSTOMER CONCENTRATION



    Approximately 36% of the Company's net sales in 1997 were derived from sales to 20 customers. However, the Company believes that these customers actually performed a substantially higher percentage of the Port-Access procedures performed during 1997. The Company believes that during 1998 this customer concentration will continue as the Company focuses on strengthening its relationships with active, higher volume customers. There can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels, if at all. The loss of, or a significant adverse change in, the relationship between the Company and any major customer would have a material adverse effect on the Company's business, financial condition and results of operations.



RISKS ASSOCIATED WITH NEW SURGICAL PROCEDURE; EXTENSIVE TRAINING REQUIREMENTS



    Use of the Company's EndoCPB System, Port-Access CABG System, and Port-Access MVR System to date has shown that, as with any novel surgical procedure, there is a substantial learning process involved for surgeons and other members of the cardiac surgery team. Typically, a significant amount of time and effort spent in training as well as completion of a number of Port-Access procedures is required before a cardiac surgery team becomes proficient with the Company's products. In addition, certain patients requiring heart surgery cannot be treated with the present Port-Access systems, depending upon their anatomy, what kind of condition they have and how severe it is. These patients include people with severe peripheral vascular disease (arteriosclerosis), a poorly functioning aortic valve, an enlarged heart, or certain types of chest scarring. Broad use of the Company's systems will require extensive training of numerous physicians, and the time required to begin and complete such training could adversely affect market acceptance. There can be no assurance that the Company will be able to rapidly train physicians in numbers sufficient to generate adequate demand for the Company's products and systems. Any delay in training or delay in trained surgical teams' ability to become proficient with the Company's products would have a material adverse effect on the demand for the Company's products and systems and, therefore, a material adverse effect on its business, financial condition, and results of operations.


LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE ON KEY SUPPLIERS


    To meet anticipated demand, the Company must increase the rate by which it manufactures its products. To date, the Company's manufacturing activities have consisted primarily of manufacturing low volume quantities for initial commercial sales. The manufacture of the Company's products is complex, involving a number of separate processes and components. The Company does not have experience in manufacturing its products in higher volume commercial quantities. Although the Company is scaling up its capability to produce products in higher volume, there can be no assurance that it will be able to successfully scale-up its production to meet commercial demand for its products in a timely manner. In addition, the Company believes that cost reductions in its manufacturing operations will be required for it to commercialize its systems on a profitable basis. Certain manufacturing processes are labor-intensive, and achieving significant cost reductions will depend, in part, upon reducing the time required to complete these processes. Medical device manufacturers often encounter difficulties in scaling up manufacturing of new products, including problems involving product yields, quality control and assurance, component and service availability, adequacy of control policies and procedures, lack of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes and facilities. To date, the Company has experienced variable yields in scaling up manufacturing of certain of its product components, and there can be no assurance that such variability will not continue or will not adversely impact the Company's ability to meet demand for its products. The Company has considered and will continue to consider as appropriate the internal manufacture of components currently provided by third parties, as well as the implementation of new production processes. There can be no assurance that manufacturing yields or costs will not be adversely affected by the transition to in-house production or to new production processes when such efforts are undertaken, and that such a transition would not materially and adversely affect the Company's business, financial condition, and results of operations. Although the Company has received ISO 9001 certification, to date, the FDA has not inspected the Company's compliance with GMP requirements, which include testing, control, and documentation requirements, although the Company expects such inspections to be made in the near future. There can be no assurance that FDA GMP requirements will be met.



    The Company uses or relies on a number of components and services used in its devices that are provided by sole source suppliers. Although the Company is in the process of identifying alternative sources for certain of such components and services, the qualification of additional or replacement vendors for certain components or services is a lengthy process. Any significant supply interruption would have a material adverse effect on the Company's ability to manufacture its products and, therefore, a material adverse effect on its business, financial condition, and results of operations.



    The Company manufactures its products based on forecasted product orders, and purchases subassemblies and components prior to receipt of purchase orders from customers. Lead times for materials and components ordered by the Company vary significantly, and depend on factors such as the business practices of the specific supplier, contract terms, and general demand for a component at a given time. Certain components used in the Company's products have long lead times or must be ordered on non-cancelable terms. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts, as well as potential costs from non-cancelable orders.



    The Company plans to move its present Redwood City, California operations, including its manufacturing operations, to a new Redwood City facility in late 1998. Although the Company is preparing to make this move in a manner designed to mitigate the impact on its manufacturing operations, there can be no assurance that it will be able to successfully transition its manufacturing process to the new facility in a manner that does not materially and adversely affect its business, financial condition, and results of operations.


SIGNIFICANT COMPETITION; RAPID TECHNOLOGICAL CHANGE


    The Company expects that the market for minimally invasive cardiac surgery, which is currently in the early stages of development, will be intensely competitive. Competitors are likely to include a variety of different companies that currently specialize in devices for conventional cardiac surgery, as well as those that specialize in non-cardiac minimally invasive surgery. The Company believes that a number of large companies, including Baxter International Inc., the Ethicon Endosurgery division of Johnson & Johnson, Genzyme Corporation, Guidant Corporation, Medtronic, Inc., United States Surgical Corporation and others with significantly greater financial, manufacturing, marketing, distribution, and technical resources and experience than the Company, may be focusing on the development of minimally invasive cardiac surgery technology. In addition, new companies have been and will continue to be formed to pursue opportunities in this market. Several companies have announced interest in and development of products for the minimally invasive cardiac surgery field. For example, there are companies pursuing minimally invasive cardiac surgery on a beating heart, which, if successful, could materially adversely affect the Company's ability to establish a market for its technology.



    Cardiovascular diseases that can be treated with the Company's Port-Access systems can also be treated by pharmaceuticals or other medical devices and procedures including PTCA, intravascular stents, atherectomy catheters and lasers. Many of these alternative treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances with other therapies for heart disease such as drugs or future innovations in cardiac surgery techniques could make such other therapies more effective or lower in cost than the Company's Port-Access procedures and could render the Company's technology obsolete. There can be no assurance that physicians will use Port-Access procedures to replace or supplement established treatments, such as conventional open-chest heart surgery, PTCA, or intravascular stents, or that the Company's Port-Access systems will be competitive with current or future technologies. Such competition could have a material adverse effect on the Company's business, financial condition, and results of operations.



    The Company's current products and any future products developed by the Company that gain regulatory clearance or approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speeds with which the Company can develop products, complete clinical testing and regulatory approval processes, train physicians in the use of its products, gain reimbursement acceptance, and supply commercial quantities of the product to the market are expected to be important competitive factors. The Company has in the past experienced delays in completing the development and introduction of new products, product variations and product features, and there can be no assurance that such delays will not continue or recur in the future. Such delays could result in a loss of market acceptance and market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Failure to do so would have a material adverse effect upon the Company's business, financial condition, and results of operations. See "Competition."


SUBSTANTIAL FUTURE LOSSES AND FUTURE CAPITAL REQUIREMENTS


    Since its inception in May 1991, the Company has been engaged in the research and development of minimally invasive cardiac surgery systems and related technology. In December 1996, the Company commercially introduced its Port-Access systems and is now engaged in extensive physician training and selling activities. Through its Port-Access Partnership program, the Company has adopted a sales model in which the Company trains a center's surgical team, supplies patient and referring physician educational materials, supports local market media efforts and furnishes proprietary reusable devices for Port-Access procedures in exchange for a purchase order for Port-Access disposable products necessary to perform Port-Access cardiac surgery.



    The Company has only generated revenue from the sale of products since December 1996, and it has been unprofitable since inception. There can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve significant commercial revenues or profitability would have a material adverse effect on the Company's business, financial condition, and results of operations.



    The Company believes that it may require additional debt and/or equity financing. The Company's future liquidity and capital requirements will depend upon numerous factors, including but not limited to the following: the extent to which the Company's products gain market acceptance; the timing and costs of future product introductions; the extent of the Company's ongoing research and development programs; the costs of training physicians to become proficient in the use of the Company's products and procedures; the costs of expanding manufacturing capacity; the costs of developing marketing and distribution capabilities; the progress and scope of clinical trails required for any future products; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both domestic and international governmental approvals for any future products; and the costs of protecting and defending its intellectual property. Issuance of additional equity or convertible debt securities could result in dilution to stockholders. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition, and results of operations.


UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF
  FUTURE LITIGATION


    The Company believes that its competitive position will be dependent in significant part on its ability to protect its intellectual property. The Company's policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its technology, inventions, and improvements that are important to the development of its business. There can be no assurance that the Company's issued patents, or any patents that may be issued in the future, will effectively protect the Company's technology or provide a competitive advantage. There can be no assurance that any of the Company's patents or patent applications will not be challenged, invalidated, or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantially more resources than the Company and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit, or interfere with the Company's ability to make, use, or sell its products either in the United States or internationally.

    The Company also relies upon trade secrets, technical know-how, and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants, and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting, or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.



    Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. The Company is aware of patents issued to third parties that contain subject matter related to the Company's technology. Based, in part, on advice of its patent counsel, the Company believes that the technologies employed by the Company in its devices and systems do not infringe the claims of any such patents. There can be no assurance, however, that third parties will not seek to assert that the Company's devices and systems infringe their patents or seek to expand their patent claims to cover aspects of the Company's technology.



    The medical device industry in general, and the industry segment that includes products for the treatment of cardiovascular disease in particular, has been characterized by substantial competition and litigation regarding patent and other intellectual property rights. Any such claims, whether with or without merit, could be time-consuming and expensive to respond to and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by other patent holders, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope, and validity of the proprietary rights of others. There can be no assurance that such litigation if commenced by the Company, would be successful.

RELIANCE ON STRATEGIC RELATIONSHIPS



    The Company intends to pursue strategic relationships with corporations and research institutions with respect to the research, development, regulatory approval, and marketing of certain of its potential products and procedures. The Company's future success may depend, in part, on its relationships with third parties, including, for example, the Company's relationships with St. Jude Medical, Inc. and Getz Bros. Co., Ltd., their strategic interest in the potential products or procedures under development and, eventually, their success in marketing such products or procedures or willingness to purchase any such products. The Company anticipates that these third parties may have the unilateral right to terminate any such relationship without significant penalty. There can be no assurance that the Company will be successful in establishing or maintaining any such strategic relationships in the future or that any such relationships will be successful.



RISK OF PRODUCT LIABILITY



    The Company faces an inherent and significant business risk of exposure to product liability claims in the event that the use of its products results in personal injury or death and there can be no assurance that the Company will not experience any material product liability losses in the future. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. The Company maintains limited insurance against certain product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for any liabilities actually incurred. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, may have a material adverse effect on the Company's business, financial condition, and results of operations.



LIMITED SALES, MARKETING, AND DISTRIBUTION EXPERIENCE



    The Company currently has a limited sales and marketing organization in the United States and Europe and believes that it must expand its direct sales force to effectively market its products. Establishment of a sales force capable of effectively commercializing the Company's EndoCPB and Port-Access systems will require substantial efforts and require significant management and financial resources. There can be no assurance that the Company will be able to establish and maintain such a sales capability on a timely basis.



DEPENDENCE ON KEY PERSONNEL



    The Company's future business and operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace and certain of whom perform important functions for the Company beyond those functions suggested by their respective job titles or descriptions. The Company's business and future operating results also depend in significant part upon its ability to attract and retain qualified management, manufacturing, technical, marketing, and sales and support personnel for its operations. Competition for such personnel is intense, particularly in the geographic region of California where the Company's principal office is located, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position, or the Company's inability to attract and retain skilled employees, as needed, could materially adversely affect the Company's business, financial condition, and results of operations.



NO ASSURANCE OF REGULATORY CLEARANCE OR APPROVAL; SIGNIFICANT DOMESTIC AND
  INTERNATIONAL REGULATION



    The Company's individual devices are subject to regulatory clearances or approvals by the FDA. The Company believes that most of its devices and systems will be subject to United States regulatory clearance through the 510(k) premarket notification process rather than a more extensive pre-market approval ("PMA") submission. Although the Company has received clearance from the FDA to market the EndoCPB System and several proprietary Class II disposable surgical devices for its Port-Access CABG and MVR surgery systems in the United States, securing FDA approvals and clearances for additional Port-Access devices and other products under development by the Company will require submission to the FDA of extensive technical information and may require submission of extensive clinical data. There can be no assurance that the FDA will act favorably or quickly on the Company's 510(k) or other submissions, and significant difficulties and costs may be encountered by the Company in its efforts to obtain FDA clearance that could delay or preclude the Company from marketing and selling its products in the United States. Furthermore, there can be no assurance that the FDA will not request additional data, require that the Company conduct further clinical studies, or require a more extensive PMA submission, causing the Company to incur substantial costs and delays. The Company's business, financial condition, and results of operations are critically dependent upon FDA clearance or approval of the Company's systems. Failure to obtain such clearances or approvals, or to obtain such clearances or approvals on a timely basis, would have a material adverse effect on the Company's business, financial condition, and results of operations, and could result in postponement of the commercialization of the Company's products or even cessation of the Company's business in the United States.



    Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. Although the Company's EndoCPB System and Port-Access CABG and MVR Systems bear the CE Mark under the European Community medical device directive, some European countries may impose additional requirements for commercialization of those products. Other products under development by the Company will require additional approvals or assessments, and there can be no assurance that these approvals or assessments will be received on a timely basis, if at all. Most other countries in which the Company intends to operate either do not currently regulate medical systems or have minimal regulatory requirements, although these countries may adopt more extensive regulations in the future that could impact the Company's ability to market its systems. In addition, significant costs and requests for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its systems internationally.



    In addition, the FDA and certain foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. Product approvals can be withdrawn for failure to comply with regulatory standards or because of the occurrence of unforeseen problems following initial marketing. The Company will also be required to adhere to applicable FDA regulations setting forth current GMP requirements, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. To date, the FDA has not inspected the Company's compliance with GMP requirements, although the Company expects such inspections to be made in the near future. Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of premarket clearance or premarket approval for devices, and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could delay or even prevent the Company from obtaining future regulatory approvals or clearances. For example, the FDA is currently implementing new quality system regulations, that, among other things, require design controls and maintenance of service records, and will likely increase the cost of complying with GMP requirements. Such revisions could have a material adverse effect on the Company's business, financial condition, and results of operations.

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT



    The Company expects that sales volumes and prices of the Company's products will be heavily dependent on the availability of reimbursement from third-party payors and that individuals seldom, if ever, will be willing or able to pay directly for the costs associated with the use of the Company's products. The Company's products are typically purchased by clinics, hospitals, and other users, which bill various third-party payors, such as governmental programs and private insurance plans, for the healthcare services provided to their patients. Third-party payors carefully review and increasingly challenge the prices charged for medical products and services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, the insurance plan, and other factors. Medicare reimburses hospitals a prospectively determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians a prospectively determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products.



    In foreign markets, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans, and labor unions. In most foreign countries, there are also private insurance systems that may offer payments for alternative therapies. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries. The Company may need to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner or at all. Failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.



    The Company believes that reimbursement in the future will be subject to increased restrictions such as those described above, both in the United States and in foreign markets. The Company believes that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by the Company. There can be no assurance as to either United States or foreign markets that third-party reimbursement and coverage will be available or adequate, that current reimbursement amounts will not be decreased in the future or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis, particularly if the Company's systems are more expensive than competing cardiac surgery procedures. If third-party payor coverage or reimbursement is unavailable or inadequate, the Company's business, financial condition, and results of operations could be materially adversely affected.



POSSIBLE ACQUISITIONS



    The Company may make acquisitions of complementary businesses, products and technology in the future, and regularly evaluates such opportunities. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company's management has had limited experience in assimilating acquired organizations and products into the Company's operations. No assurance can be given as to the ability of the Company to integrate successfully any operations, personnel or products that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's results of operations.

SUBORDINATION

    The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default under the Indenture and in certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes also will be effectively subordinated to the liabilities, including trade payables, of any subsidiary of the Company. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or any subsidiary of the Company, and the incurrence of additional indebtedness and other liabilities by the Company or any subsidiary of the Company could adversely affect the Company's ability to pay its obligations on the Notes. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it will, and subsidiaries of the Company may, from time to time incur other additional indebtedness and liabilities. See "Description of Notes--Subordination of Notes."

LIMITATIONS ON REDEMPTION OF NOTES UPON FUNDAMENTAL CHANGE

    Upon a Fundamental Change (as defined), each holder of Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes tendered by the holders thereof. In addition, the terms of the Company's existing credit facility may prohibit the Company from purchasing or redeeming any Notes and also provide that a Fundamental Change would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the Company's existing credit facility and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Notes-- Redemption at Option of Holders."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    Prior to this offering, there has been no public trading market for the Notes, although the Notes have been eligible for trading through the PORTAL market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected.

POSSIBLE PRICE VOLATILITY OF NOTES AND COMMON STOCK

    The market prices for securities of medical device technology companies have been highly volatile. The market price of the Notes and the shares of Common Stock into which the Notes are convertible may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the medical device and other technology industries, adoption of new accounting standards affecting the medical device industry, changes in financial estimates by securities analysts, general market conditions, and other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that have often been unrelated to the operating performance of these companies. The Company's stock price has been, and is likely to continue to be, highly volatile. The market price of the Company's Common Stock has fluctuated substantially in recent periods. These broad market fluctuations may adversely affect the market price of the Notes and the Common Stock into which the Notes are convertible. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources.

INFLUENCE OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

    The present directors, executive officers, and principal stockholders of the Company and their affiliates beneficially own a significant percentage of the outstanding Common Stock. As a result, these stockholders will be able to continue to exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF RIGHTS PLAN,
  CERTIFICATE OF INCORPORATION, BYLAWS, AND DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Other than the Series A Preferred Stock issuable under the stockholder rights plan, the Company has no current plans to issue shares of Preferred Stock. In addition, the Company's Certificate of Incorporation provides for a classified Board of Directors such that approximately only one-third of the members of the Board are elected at each annual meeting of stockholders. Classified Boards may have the effect of delaying, deferring, or discouraging changes in control of the Company. Further, the Company has adopted a stockholder rights plan that, in conjunction with certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law, could delay or make more difficult a merger, tender offer, or proxy contest involving the Company.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from sales of the Notes or the Shares by the Selling Securityholders.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and currently does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's credit facility restricts the Company's ability to pay cash dividends.

                       RATIO OF EARNINGS TO FIXED CHARGES


    For the years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992, earnings were insufficient to cover fixed charges by approximately $51.3 million, $34.1 million, $9.4 million, $4.8 million, $1.8 million, $.6 million and $26.6 million respectively. For purposes of calculating ratio of earnings to fixed charges (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases.


                              DESCRIPTION OF NOTES

    The Notes were issued under an indenture, dated as of April 15, 1997 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of Indenture and Registration Rights Agreement (as defined below) is available from the Trustee upon request by a registered holder of the Notes. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes are limited to $86,250,000 aggregate principal amount, are issuable only in denominations of $1,000 or any multiple thereof and will mature on May 1, 2004 unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined).

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Notes") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under "Redemption at Option of the Holder."

    The Notes bear interest at the annual rate set forth on the cover page hereof from April 18, 1997 payable semi-annually on May 1 and November 1, commencing on November 1, 1997, to holders of record at the close of business on the preceding April 15 and October 15, respectively (subject to certain exceptions in the case of conversion of the Notes or redemption of the Notes at the option of the Company or at the option of the holder upon a Fundamental Change prior to the applicable interest payment date). Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Note register (provided that the holder of Notes with an aggregate principal amount in excess of $2,000,000 shall, at the election of such holder, be paid by wire transfer in immediately available funds) or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York

("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

FORM, DENOMINATION AND REGISTRATION

    GLOBAL NOTE, BOOK-ENTRY FORM. Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Notes sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part will be represented by a global Note (the "Registered Global Note"), except as set forth below under "Certificated Notes." The Registered Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Beneficial interests in the Registered Global Note will be exchangeable for definitive certificated Notes only in accordance with the terms of the Indenture.

    Purchasers of the Notes may hold their interests in the Registered Global Note directly through DTC or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

    Persons who are not Participants may beneficially own interests in the Registered Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Registered Global Note, Cede for all purposes will be considered the sole holder of the Registered Global Note. Except as provided below, owners of beneficial interests in the Registered Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

    Payment of interest on and the redemption price of the Registered Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Registered Global Note by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Registered Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Registered Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Registered Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Registered Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Registered Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Registered Global Note are credited, and only in respect of the principal amount of the Notes represented by the Registered Global Note as to which such Participant or Participants has or have given such direction.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Registered Global Note.

    CERTIFICATED NOTES. Holders of Notes may request that certificated Notes be issued in exchange for Notes represented by the Registered Global Note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Registered Global Note if no successor depositary is appointed by the Company as set forth above under "Global Note, Book-Entry Form."

CONVERSION OF NOTES

    The holders of Notes will be entitled at any time through the close of business on the final maturity date of the Notes, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

    The initial conversion price of $28.958 per share of Common Stock is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

        (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

        (ii) certain subdivisions and combinations of the Common Stock;

       (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

        (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

        (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

        (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

       (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets; and

      (viii) the issuance of Common Stock or securities convertible into, or exchangeable for, Common Stock at a price per share (or having a conversion or exchange price per share) that is less than the then Current Market Price of the Common Stock (but excluding, among other things, issuances: (a) pursuant to any bona fide plan for the benefit of employees, directors or consultants of the Company now or hereafter in effect; (b) to acquire all or any portion of a business in an arm's-length transaction between the Company and an unaffiliated third party including, if applicable, issuances upon exercise of options or warrants assumed in connection with such an acquisition; (c) in a bona fide public offering pursuant to a firm commitment underwriting or sales at the market pursuant to a continuous offering stock program; (d) pursuant to the exercise of warrants, rights (including, without limitation, earnout rights) or options, or upon the conversion of convertible securities, which are issued and outstanding on the date hereof, or which may be issued in the future at fair value and with an exercise price or conversion price at least equal to the Current Market Price of the Common Stock at the time of issuance of such warrant, right, option or convertible security; and (e) pursuant to a dividend reinvestment plan or other plan hereafter adopted for the reinvestment of dividends or interest provided that such Common Stock is issued at a price at least equal to 95% of the market price of the Common Stock at the time of such issuance).

    Under the terms of the Rights Agreement (as defined), upon conversion of any Notes prior to the redemption or expiration of the Rights, the holders of such Notes will receive, subject to certain limited conditions, an appropriate number of Rights with respect to the shares of Common Stock issued upon such conversion. In addition, the Indenture will provide that if the Company amends the Rights Agreement or implements a replacement or successor stockholder's rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

    In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

    In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations" below.

    The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

    The Notes are not entitled to any sinking fund. At any time on or after May 4, 2000, the Notes will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption.

    If redeemed during the 12-month period beginning May 1 (beginning May 4, 2000 and ending on April 30, 2001, in the case of the first such period):

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2000.............................................................................     104.143%
2001.............................................................................     103.107
2002.............................................................................     102.071
2003.............................................................................     101.036

and 100% at May 1, 2004; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Notes being redeemed.

    If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, PRO RATA or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.

REDEMPTION AT OPTION OF THE HOLDER

    If a Fundamental Change (as defined) occurs at any time prior to May 1, 2004, each holder of Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Notes on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Notes will be redeemable in multiples of $1,000 principal amount.

    The Company shall redeem such Notes at a price (expressed as a percentage of the principal amount) equal to (i) 107.250% if the Repurchase Date is during the 12-month period beginning May 1, 1997; (ii) 106.214% if the Repurchase Date is during the 12-month period beginning May 1, 1998; (iii) 105.179% if the Repurchase Date is during the 12-month period beginning May 1, 1999 and (iv) thereafter at the redemption price set forth above under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Notes on the relevant record date.

    The Company is required to mail to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Notes to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a

United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $16.50 and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $16.50 to $28.958.

    The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of the holders of Notes in the event of a Fundamental Change. The redemption rights of the holders of Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

    The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would increase the amount of Senior Indebtedness outstanding at such time. Further, the payment of the Fundamental Change redemption price on the Notes is subordinated to the prior payment of Senior Indebtedness as described under "Subordination of Notes" below. The terms of the Company's existing credit facility may prohibit the Company from purchasing or redeeming any Notes and also provide that a Fundamental Change, as well as certain change-of-control events with respect to the Company, would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In addition, if a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Fundamental Change redemption price for all Notes tendered by the holders thereof. A default by the Company on its obligations to pay the Fundamental Change redemption price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions. See "Risk Factors--Limitations on Redemption of Notes upon Fundamental Change."

SUBORDINATION OF NOTES

    The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest (including liquidated damages, if any) on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the

Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    The Company also may not make any payment upon or in respect of the Notes if
(i) a default in the payment of the principal of, premium, if any, interest (including liquidated damages, if any), rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and
(b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until
(i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

    By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

    The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined below) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is PARI PASSU or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

    The term "Indebtedness" means, with respect to any Person (as defined in the Indenture), and without duplication:

        (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

        (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

        (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

        (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

        (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through
    (d),

        (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

        (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

    The term "Designated Senior Indebtedness" means the Company's credit facility and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

    The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

    In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

    The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

    An Event of Default is defined in the Indenture as being: default in payment of the principal of, or premium, if any, on the Notes; default for 30 days in payment of any installment of interest on the Notes; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

    The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and interest on the Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

    The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Note upon the happening of any Fundamental Change in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Notes.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

    Pursuant to the terms of the Registration Rights Agreement dated as of April 15, 1997 between the Company and the Initial Purchasers (the "Registration Rights Agreement"), the Company has filed with the Commission a shelf registration statement, of which this Prospectus forms a part, covering resales by holders of the Notes and the Common Stock issuable upon conversion of the Notes. The Company has agreed to keep the shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act, or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Notes and those holders of Common Stock issued upon conversion of the Notes who have requested to sell pursuant to the registration statement if the registration statement is unavailable for periods in excess of those permitted above. The Company has further agreed, if such unavailability continues for an additional 30 day period, to pay predetermined liquidated damages to all holders of Notes and all holders of Common Stock issued upon conversion of the Notes, whether or not such holder has requested to sell pursuant to the shelf registration statement. A holder who sells Common Stock issued upon conversion of the Notes pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus, deliver a prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement which are applicable to such holder (including indemnification provisions). The Company will pay all expenses of the shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Common Stock.

INFORMATION CONCERNING THE TRUSTEE

    The Bank of New York, as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Notes.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value, and 20,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon conversion of the Notes will be fully paid and nonassessable.

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes 20,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. In connection with the Rights Agreement (described below) adopted by the Company, the Company has authorized a series of 50,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock. The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF RIGHTS PLAN, PROVISION OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    PREFERRED STOCK RIGHTS PLAN

    On March 28, 1996, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock outstanding on the effective date of the offering (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of the Company, at a price of $46.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Stock (following the closing of this offering), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a summary of the Rights attached thereto.

    The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date or upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of a summary of the Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on the tenth anniversary of the effective date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

    The Purchase Price payable, and the number of Preferred shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations, or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1000 times the aggregate payment made per share of Common Stock. Each Preferred Share will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Preferred Shares' dividend, liquidation, and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the Rights evidenced by the Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

    In the event that, at any time after an entity becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any entity becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If the Company does not have a sufficient number of shares of Common Stock to satisfy such obligation to issue Common Stock, or if the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Stock issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase Common Stock and (y) the date on which the Company's right to redeem the Rights expires, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Stock (to the extent available) and cash equal in value to the difference between the value of the Common Stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.

    At any time after any entity becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions that are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the time any entity becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed. However, the Rights should not interfere with any tender offer or merger approved by the Company because the Rights may be redeemed by the Board of Directors at any time prior to such time as any entity becomes an Acquiring Person.

    CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Certificate of Incorporation also provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the Bylaws and the Certificate of Incorporation provide that the stockholders may amend the Bylaws or certain provisions of the Certificate of Incorporation only with the affirmative vote of 75% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions: Antitakeover Effects of Rights Plan, Certificate of Incorporation, Bylaws, and Delaware Law."

    DELAWARE ANTITAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

    Certain holders of Common Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such Registrable Securities, if the Company proposed to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, the holders of such demand rights may require the Company to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the offering made hereby. These registration rights do not apply to a registration effected pursuant to the terms of the Registration Rights Agreement entered into in connection with the sale of the Notes.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Boston EquiServe, L.P.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary sets forth certain Federal income tax consequences of acquiring and owning Notes. Tax consequences that result from the tax status or particular circumstances of the holder are not addressed. Thus, for example, the summary does not discuss the treatment of holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, corporations subject to the alternative minimum tax, and tax-exempt entities. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and Internal Revenue Service rulings now in effect, all of which are subject to change including changes with retroactive effect. The summary assumes that Notes will be held as "capital assets" as defined in the Code. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of Notes in light of their personal investment circumstances, and the consequences under federal, state, local, and foreign income, estate, and other tax laws.

NOTES PURCHASED AT A MARKET DISCOUNT

    Subject to a de minimis exception, a holder of a Note acquired at a market discount will generally be required to (i) recognize as ordinary income any gain realized on the disposition of the Note to the extent of the accrued market discount on the Note at the time of disposition and (ii) include in gross income, as ordinary income, any partial principal payment on the Note to the extent such payment does not exceed the accrued market discount on the Note at the time of such partial payment. For purposes of clause (i) of the preceding sentence, (i) subject to certain exceptions, such gain will generally be recognized notwithstanding that the Note is disposed of in a transaction in which gain or loss is otherwise not recognized and (ii) in the case of a disposition other than a sale, exchange or involuntary conversion, the holder of the Note shall be treated as realizing an amount equal to the fair market value of the Note. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of the Note or, at the election of the holder, under a constant yield method. A holder of a Note acquired at a market discount may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. The foregoing rules will not apply if the holder elects to include accrued market discount in income currently. If a holder acquires a Note at a market discount and receives Common stock upon conversion of the Note, the amount of accrued market discount with respect to the Note through the date of the conversion will be treated, under regulations to be issued, as ordinary income on the disposition of the Common Stock.

NOTES PURCHASED AT A PREMIUM

    A holder that purchases a Note for an amount in excess of its principal amount may be entitled to elect to treat a portion of such excess as "amortizable bond premium," which will (i) reduce the amount required to be included in the holder's income each year as interest on the Note by the amount of such premium allocable to that year based on the Note's yield to maturity and
(ii) reduce the tax basis of the Note by the amount of such premium allocable to that year. The amount of amortizable bond premium will not, however, include any amount attributable to the conversion features of the Note. An election to amortize bond premium will apply to all bonds (other than tax-exempt bonds) held by the holder at the beginning of the taxable year to which the election applies or thereafter acquired by the holder.

REDEMPTION OR SALE OF NOTES

    Generally a redemption or sale of the Notes will result in taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received and (ii) the holder's tax basis in the Notes. To the extent that the amount received is attributable to accrued interest, however, that amount will be taxed as ordinary income. A holder's tax basis in Notes generally will equal the cost of the Notes to the holder. Gain or loss on the disposition of Notes that are held as capital assets will be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Pursuant to the Taxpayer Relief Bill of 1997, a reduced long-term capital gain tax rate is applicable to long term capital gain recognized with respect to the disposition of assets that have been held for more than eighteen months.

CONVERSION OF NOTES INTO COMMON STOCK


    No gain or loss will be recognized upon conversion of Notes into Common Stock, except with respect to any cash paid in lieu of fractional shares of Common Stock. The tax basis of the Common Stock received upon conversion will be equal to the tax basis of the Notes converted, less any portion thereof allocable to a fractional share for which cash is received. The holding period of the Common Stock received upon conversion will include the holding period of the Notes converted. However, a holder's tax basis in shares of Common Stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion. Under the current ruling policy of the Internal Revenue Service, cash received in lieu of a fractional share of Common Stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will be capital gain or loss if the Common Stock is held as a capital asset and will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share.


ADJUSTMENT OF CONVERSION PRICE

    Holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Notes will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of Notes might be deemed to have received constructive distributions taxable as dividends.

BACKUP WITHHOLDING

    Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of Notes or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption of Notes or Common Stock, unless
(a) such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

SPECIAL TAX RULES APPLICABLE TO FOREIGN HOLDERS

    For purposes of the following discussion, a "United States Alien Holder" is any holder who, for United States Federal income tax purposes, is a foreign corporation, a foreign partnership, a nonresident alien individual, an estate, other than an estate the income of which is includible in income for Federal income tax purposes regardless of its source, or a trust other than a trust for which a court within the

United States is able to exercise primary supervision over the administration of the trust, and for which one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

    Payments of interest on the Notes to a United States Alien Holder will not be subject to United States Federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership and (c) either (1) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

    A United States Alien Holder generally will not be subject to United States Federal income or withholding tax on gain realized on the sale or exchange of Notes or Common Stock unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year and to whom such gain is, under applicable tax rules, considered to be from United States sources, (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States, or (iii) the Company is or has been a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

    Income received by a United States Alien Holder in the form of interest on Notes or dividends on Common Stock will be subject to a United States Federal withholding tax at a 30% rate upon the actual payment of the dividends or interest (except as described above with respect to the payment of interest) and except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. However, a United States Alien Holder generally will be taxed in the same manner as a United States corporation or resident with respect to such income if it is effectively connected with the conduct of a trade or business in the United States. Such effectively connected income received by a United States Alien Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

    Dividends paid to United States Alien Holders that are subject to the withholding tax described above will generally be exempt from United States backup withholding tax but will be subject to certain information reporting. Backup withholding generally will not apply to payments of interest made to a United States Alien Holder if the certification described above is received, but will be subject to certain information reporting. Payment of the proceeds of the sale of Notes or Common Stock to or through a United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds of the sale of Notes or Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding tax. However, in the case of the payment of proceeds from the disposition of Notes or Common Stock through a foreign office of a broker that is (i) a United States person,
(ii) a "controlled foreign corporation" for United States Federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary. Any amounts withheld under the backup withholding rules from a payment to a United States Alien Holder will be allowed as a refund or a credit against such United States Alien Holder's United States Federal income tax, provided that the required information is furnished to the Internal Revenue Service.

    Recently issued Treasury Regulations that are generally effective on and after January 1, 1999 (the "Withholding Regulations") alter the foregoing rules in certain respects. The Withholding Regulations provide presumptions under which a United States Alien Holder is subject to backup withholding at the rate of 31% and information reporting unless the Company receives certification of the holder's non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the holder, (ii) in the case of a holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) by certain qualified financial institutions or other qualified entities on behalf of the holder.



    Prospective investors should generally consult their tax advisors with respect to the presumptions and procedures that apply in obtaining any applicable treaty benefits. In this connection, prospective investors should be aware that the Withholding Regulations will in some cases impose an additional certification requirement in order to obtain such benefits. Moreover, recently released Treasury Regulations that are effective for payments made on or after January 1, 1998, provide special rules for determining whether, for purposes of determining the applicability of a treaty, dividends paid to a non-U.S. holder that is an entity should be treated as having been paid to an entity or to those holding an interest in that entity.



    THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF THE COMPANY. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF THE COMPANY, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.


    The Treasury department is reviewing the withholding and information reporting rules described above and has proposed changes to the withholding and information reporting regulations. No assurance can be given as to when, and in what form, these regulations will ultimately be adopted.

                            SELLING SECURITYHOLDERS

    The Notes were originally acquired on April 15, 1997 from the Company by the Initial Purchasers. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501 (a) (1), (2), (3) or (7) under the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Notes and/or Shares pursuant to this Prospectus.


    The Notes and the Shares have been registered pursuant to the Registration Rights Agreement which provides that the Company file a registration statement with regard to the Notes and the Shares within 90 days of the date of original issuance of the Notes and keep such registration statement effective until the earlier of (i) the sale pursuant to the registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144 (k) under the Securities Act or any successor provision. The Selling Securityholders may choose to sell the Notes and/or Shares from time to time upon notice to the Company. See "Plan of Distribution."


    Prior to any use of this Prospectus in connection with an offering of the Notes and/or the Shares, this Prospectus will be supplemented to set forth the name and number of shares beneficially owned by the Selling Securityholder intending to sell such Notes and/or Shares and the number of Notes and/or Shares to be offered. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

    The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to holders of the Notes and the underlying Common Stock) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

    The Company will not receive any of the proceeds from the sale of Notes and the Shares by the Selling Securityholders. The Selling Securityholders may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Shares of Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares of Common Stock for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares of Common Stock offered by them hereby will be the purchase price of such Notes or Shares of Common Stock less discounts and commissions, if any.

    The Notes and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

    The outstanding Common Stock is publicly traded on the Nasdaq National Market, and the Shares have been approved for trading on the Nasdaq National Market. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Notes on any securities exchange. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the Notes. See "Risk Factors--Absence of Public Market for the Notes."

    In order to comply with the securities laws of certain states, if applicable, the Notes and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profits realized by the Selling Securityholders on the resales of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholders may transfer, devise or gift such securities by other means not described herein.

    The Notes were originally sold by the Company to the Initial Purchasers on April 15, 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by the Initial Purchasers. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.

    The Company has agreed to use reasonable efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until the earlier of (i) the sale pursuant to the registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus in connection with sales of Notes and Shares by holders for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

                                 LEGAL MATTERS


    The validity of the Notes and the underlying Common Stock has been passed upon for the Company by Simpson Thacher & Bartlett, New York, New York and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.


                                    EXPERTS


    The consolidated financial statements of Heartport, Inc. appearing in Heartport, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM. 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses payable by the Registrant in connection with the distribution of the securities being registered are as follows:

SEC Registration Fee..............................................  $  26,137
Nasdaq National Market Listing Fee................................     17,500
Accounting Fees and Expenses......................................     10,000
Legal Fees and Expenses...........................................     20,000
Blue Sky Fees and Expenses........................................      5,000
Miscellaneous.....................................................     21,363
                                                                    ---------
  Total...........................................................  $ 100,000
                                                                    ---------
                                                                    ---------

ITEM. 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

    The Company also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article EIGHTH of the Company's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM. 16 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      1.2  Placement Agreement dated April 15, 1997 by and between the Company, Morgan Stanley &
             Co. Incorporated, Goldman, Sachs & Co. and Cowen & Company(1).

      4.2  Specimen Common Stock certificate(2).

      4.5  Indenture dated as of April 15, 1997 between the Company and The Bank of New York(1).

      4.6  Registration Rights Agreement dated as of April 15, 1997 between the Company, Morgan
             Stanley & Co. Incorporated, Goldman, Sachs & Co. and Cowen & Company(1).

      4.7  Form of Note (included in Exhibit 4.5).

      5.1  Opinion of Simpson Thacher & Bartlett.*

      5.2  Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.*

     12.1  Statement re: calculation of ratio of earnings to fixed charges.

     23.1  Consent of Ernst & Young LLP, Independent Auditors(3).

     23.2  Consent of Counsel.(Reference is made to Exhibits 5.1 and 5.2).

     24.1  Power of Attorney (see page II-4).

     25.1  Statement of Eligibility of the Trustee on Form T-1.*

     27.1  Financial Data Schedule(3).


------------------------

(1) Filed as an exhibit to the Company's Form 8-K dated April 30, 1997 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-1906) and incorporated herein by reference.


(3) Filed as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.


*   Previously filed.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to

    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.



        (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on the 23rd day of April, 1998.



                                HEARTPORT, INC.

                                By:         /s/ WESLEY D. STERMAN, M.D.
                                     -----------------------------------------
                                              Wesley D. Sterman, M.D.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURES                                         TITLE                         DATE
------------------------------------------------------  ---------------------------------------  ----------------

             /s/ WESLEY D. STERMAN, M.D.
     -------------------------------------------        President, Chief Executive Officer, and   April 23, 1998
               Wesley D. Sterman, M.D.                    Director

                 /s/ DAVID B. SINGER*
     -------------------------------------------        Senior Vice President, Finance and        April 23, 1998
                   David B. Singer                        Chief Financial Officer

            /s/ ROBERT V. GUNDERSON, JR.*
     -------------------------------------------        Director                                  April 23, 1998
               Robert V. Gunderson, Jr.

                 /s/ JOSEPH S. LACOB*
     -------------------------------------------        Director                                  April 23, 1998
                   Joseph S. Lacob

              /s/ JOHN H. STEVENS, M.D.*
     -------------------------------------------        Director                                  April 23, 1998
                John H. Stevens, M.D.

              /s/ PETRI T. VAINIO, M.D.*
     -------------------------------------------        Director                                  April 23, 1998
                Petri T. Vainio, M.D.

          /s/ STEVEN C. WHEELWRIGHT, PH.D.*
     -------------------------------------------        Director                                  April 23, 1998
             Steven C. Wheelwright, Ph.D.


*By:   /s/ WESLEY D. STERMAN,
                M.D.
      -------------------------
       Wesley D. Sterman, M.D.
          ATTORNEY-IN-FACT

                                      II-4